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                                                                    Exhibit 99.2

                             Boston Acoustics, Inc.
                               300 Jubilee Drive
                          Peabody, Massachusetts 01960


                                 June 6, 2002


Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

     Boston Acoustics, Inc. (the "Issuer") is today filing with the Commission the Issuer's Annual Report on Form 10-K for the fiscal year ended March 30, 2002 (the "Filing"). The Filing includes financial statements with respect to which Arthur Andersen LLP ("Andersen") has issued an accountant's report.

     Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, the Issuer hereby advises the Commission that Andersen has represented to the Issuer that the audit is subject to Andersen's quality control system for the U.S. accounting and audit practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.


                                 Very truly yours,

                                 Boston Acoustics, Inc.

                                 By: /s/ Debra A. Ricker-Rosato
                                     --------------------------
                                     Debra A. Ricker-Rosato
                                     Vice President and Chief Accounting Officer